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                                                                      EXHIBIT 99

           AMENDMENT TO LINE OF CREDIT AGREEMENT DATED AUGUST 9, 2000

         WHEREAS the entitles listed on Exhibit A attached hereto (collectively referred to as the "Investor"), GMF HOLDINGS, (the "Placement Agent") MAY DAVIS GROUP, located at One World Trade Center, New York, New York, a corporation organized under the laws of New York and (the "Company") Cyco.Net Inc., a corporation organized and existing under the laws of the State of Nevada entered into a Line of Credit Agreement dated August 10, 1999; and

         WHEREAS INVESTOR AND THE PLACEMENT AGENT ARE DESIROUS OF EXTENDING THE COMMITMENT PERIOD PURSUANT TO SECTION 1.7 OF SAID LINE OF CREDIT AGREEMENT FROM a TERMINATION DATE OF AUGUST 9, 2000 FOR a PERIOD OF 12 MONTHS TO AUGUST 9, 2001; AND

         WHEREAS there exist no prohibition against allowing this extension of the Commitment Period; and

         NOW, THEREFORE, THE PARTIES HERETO AGREE as FOLLOWS: Section 1.7 be and hereby is amended to read as follows:

         "Commitment Period" shall mean the period commencing on the earlier to occur of the Effective Date, or (ii) such earlier date as the Company and the Investor may mutually agree in writing, and expiring on the earliest to occur of
(x) the date on which the Investor shall have purchased Debentures pursuant to this Agreement in the amount of at least $890,000 unless such date is extended by the Investor, (y) the date this Agreement is terminated pursuant to Section 2.4, or (z) the date occurring 24 months from the date hereof."

2. Section 10.2 be and hereby is amended to read as follows:

         "Termination. This Agreement shall terminate twenty four (24) months after the date hereof; provided, however, that the provision of Articles III, IV, V, VI, VII, VIII, IX, X, XI and XII shall survive the termination of this Agreement."

3. In all other respects the Line of Credit Agreement dated August 9, 1999 shall remain in force and effect and are incorporated herein by reference.


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        IN WITNESS WHEREOF 1 the parties hereto have caused this Line of Credit
Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.


                                   PLACEMENT AGENT
                                   MAY DAVIS GROUP

                                   BY:  /s/ MICHAEL JACOBS
                                        -----------------------------
                                        Name:  Michael Jacobs
                                        Title:


                                   COMPANY: CYCO.NET. INC

                                   BY:  /s/ RICHARD A. URREA
                                        -----------------------------
                                        Name: Richard A. Urrea
                                        Title: PRESIDENT/CEO

                                   INVESTOR;
                                   GMF HOLDINGS


                                   BY:  /s/ DIEGO DAVES
                                        -----------------------------
                                        Name:  Diego Daves
                                        Title: